FOR IMMEDIATE RELEASE
From:    William W. Moreton, EVP/CFO
         Houlihan's Restaurant Group, Inc.
         816-756-2200


Kansas City, MO.,  October 9, 1996 --- Houlihan's  Restaurant  Group,  Inc. (OTC
Bulletin: HOUL) today announced that the merger agreement between Houlihan's and a subsidiary of Zapata Corporation (ZAP) has been terminated pursuant to its terms.

The termination follows the decision of the Delaware Chancery Court that a vote of 80% of the Zapata stockholders would be required to approve the merger. The merger agreement provided that either party could terminate the agreement if the merger was not consummated by October 1, 1996.

Houlihan's  operates  100  restaurants  in  the  United  States,   including  62
Houlihan's, 28 Darryl's, four Seafood Grills and six Specialty restaurants.